--------------------------
                                                          OMB APPROVAL
                                                    --------------------------
                                                    0MB Number:  3235-0167
                                                    Expires:  October 31, 2004
                                                    Estimated average burden
                                                    hours per response.... 1.50
                                                    --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number 333-08929

                        Nelnet Student Loan Corporation-1
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       121 South 13th Street, Suite 201, Lincoln, NE 68508, (402) 475-7272
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Series 1996A Class A-1 Auction Rate Notes
                    Series 1996A Class A-2 Auction Rate Notes
                    Series 1996B Class A-3 Auction Rate Notes
                    Series 1996B Class A-4 Auction Rate Notes
                    Series 1996C Class A-5 Treasury Rate Notes
                    Series 1996C Class A-6 Auction Rate Notes
                    Series 1996C Class B-3 LIBOR Rate Notes
                    Series 1997A Class B-4 LIBOR Rate Notes
                    Series 1998A Class A-7 Fixed Rate Notes
                    Series 1998A Class A-8 Fixed Rate Notes
                    Series 1998A Class A-9 Fixed Rate Notes
                    Series 1998A Class A-10 Auction Rate Notes
                    Series 1998A Class A-11 Auction Rate Notes
                    Series 1998A Class A-12 Auction Rate Notes
                    Series 1998A Class B-5 Auction Rate Notes
                    Series 1999A Class A-13 Auction Rate Notes
                    Series 1999A Class A-14 Auction Rate Notes
                    Series 1999A Class A-15 Auction Rate Notes
                    Series 1999A Class A-16 Auction Rate Notes

--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(l)(i)  |X|
           Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(l)(ii) [ ]
           Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date : 71.

     Pursuant to the requirements of the Securities Exchange Act of 1934 Nelnet Student Loan Corporation-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 11, 2003

By: /s/ Jeffrey R. Noordhoek
   ---------------------------
   Name: Jeffrey R. Noordhoek
   Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and l5d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



                  PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
SEC 2069 (01-02)  THE FORM DISPLAYS A CURRENTLY VALID 0MB CONTROL NUMBER.